Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of the “Effective Date” set forth below, by and between Manhattan Associates, Inc., a Georgia corporation (“Company”), and the undersigned “Executive.”

In consideration of Company’s employment and continued employment of Executive, Company and Executive agree as follows:

1.Contents of Agreement.  This Agreement consists of this Signature Page and attached Schedules A (“General Terms and Conditions”), B (“Position and Certain Compensation Information”), C (“Non-compete Company List”), and D (“Release”), each of which is incorporated into this Agreement by reference.

2.Definitions.  Except as otherwise defined in this Agreement, capitalized terms will have the meanings set forth in Section 1 of Schedule A entitled “Definitions.”

THIS AGREEMENT WILL BECOME EFFECTIVE WHEN SIGNED BY BOTH PARTIES BELOW AND AS OF THE DATE SIGNED BY EXECUTIVE BELOW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXECUTIVE	COMPANY

Linda C. Pinne 12 Highland Park Lane NE Atlanta, GA 30306	Manhattan Associates, Inc. 2300 Windy Ridge Parkway, Tenth Floor Atlanta, GA 30339
/s/ Linda C. Pinne EXECUTIVE SIGNATURE	/s/ Eddie Capel AUTHORIZED SIGNATURE
Linda C. Pinne NAME PRINTED	Eddie Capel, President and CEO NAME & TITLE PRINTED
January 28, 2016 EFFECTIVE DATE	January 28, 2016 DATE

Executive Employment Agreement – Existing ExecutiveRevised March 20, 2013

SCHEDULE A   GENERAL TERMS AND CONDITIONS

1.Definitions.  Except as otherwise specified in this Agreement, the definitions of the capitalized terms set forth in this Section 1 will apply with respect to the entire Agreement.

1.1Agreement.  This Executive Employment Agreement.

1.2Base Salary.  Executive’s base salary as set forth on Schedule B, as may be increased annually at the discretion of the Board or the Committee.

1.3Board.  Company’s Board of Directors as constituted from time to time.

1.4Bonus Target Amount. The target amount for Executive’s Performance-related Bonus, as set forth on Schedule B, as may be adjusted annually at the discretion of the Board or the Committee.

1.5Cause.  An act or acts or omission or omissions to act by Executive involving Executive’s (i) willful and continued failure substantially to perform their duties with Company (other than a failure resulting from Executive’s Disability) and that failure continues for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to perform their duties, (ii) conviction for a criminal offense other than a misdemeanor not disclosable under the federal securities laws, (iii) willful and continued failure to cooperate with any investigation or similar proceeding involving Company by any governmental authority regarding any material breach of law or regulation and continuation of that failure for thirty (30) days following written notice from Company to Executive that provides a reasonable description of the basis for the determination that Executive has failed to cooperate; (iv) breach of this Agreement in any material respect where that breach is not susceptible to remedy or cure or has already materially damaged Company, or is susceptible to remedy or cure and no such material damage yet has occurred, and is not cured or remedied reasonably promptly after specific written notice from Company to Executive that provides a reasonable description of the breach, or (v) conduct that the Board has determined, reasonably and in good faith, to be dishonest, fraudulent, unlawful, or grossly negligent, or does not comply with Company’s Code of Conduct or materially fails to comply with a set of standards of conduct and business practices that have been labeled as such and provided by Company to Executive prior to that conduct, which is not cured to the reasonable satisfaction of the Board within thirty (30) days of written notice from the Board to Executive.

1.6Change of Control.  The occurrence of any of the following events:

(i)Any transaction or series of transactions pursuant to which Company sells, transfers, leases, exchanges, or disposes of all or substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration;

(ii)Any transaction pursuant to which one or more Persons acquire by merger, consolidation, reorganization, division, or other business combination or transaction, or by a purchase of an interest in Company, an interest in Company so that after that transaction, the shareholders of Company immediately prior to that transaction no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in Company;

(iii)Any change in the composition of the Board within a twelve (12) month period resulting in fewer than a majority of the directors being Incumbent Directors; or

(iv)Any transaction or series of transactions pursuant to which any Person or Persons acting in concert acquire outstanding voting securities of Company, if, after that transaction or those transactions, the acquiring Persons own, control, or hold, with power to vote, at least forty percent (40%) of any class of voting securities of Company.

1.7Code.  The Internal Revenue Code of 1986, as amended.

1.8Committee.  The Compensation Committee of the Board.

1.9Company.  As defined in the Preamble to this Agreement; provided, however, where the context reasonably requires, “Company” also will include Manhattan Associates, Inc.’s affiliates.

1.10Company Business.  The business of developing, marketing, selling, licensing, installing, implementing, deploying, servicing, and maintaining supply chain computer software solutions designed for one or more of the following: (i) management of warehouses and distribution centers; (ii) management of transportation logistics throughout the supply chain, including carrier management, transportation procurement, and transportation execution; (iii) product order, fulfillment and returns processes; (iv) retail, wholesale, and multi-channel inventory planning and management; (v) supply chain event monitoring and reporting; and (vi) supply chain analysis and evaluation.

1.11Competing Business. Activities, products, or services that are the same as or similar to the Company Business.

1.12Confidential Information.  (A) Any and all data and information in whatever form: (i) relating to or arising from the business of Company, or of third Persons, regardless of whether the data or information constitutes a trade secret as defined by applicable law; (ii) disclosed to Executive or of which Executive becomes or became aware as a consequence of Executive’s relationship with Company; (iii) having value to Company; (iv) not generally known to competitors of Company; and (v) which includes, without limitation: trade secrets; methods of operation; customer and prospective customer information; price lists; financial information and projections; Company organizational structure information; business plans and strategies; Company product information including design, development, and marketing information, installation and configuration guides, user manuals, functional and technical specifications, data models and data dictionaries, and software source code; Company policies, processes, methods, and procedures; Company inventions and discoveries; and similar information; and (B) third party confidential information in Company’s possession.

1.13Constructive Termination.  The occurrence during Executive’s employment of any one of the events set forth in (i) through (vi) below and satisfaction of the following conditions: (a) Executive provides notice to Company of the Constructive Termination condition within ninety (90) days of their learning of its initial existence; (b) Company fails to remedy the Constructive Termination condition within thirty (30) days following the notice; and (c) Executive terminates their employment within six (6) months of their learning of the existence of the Constructive Termination condition.  The Constructive Termination events are as follows:  (i) a material adverse change in Executive’s authority, duties, or responsibilities; (ii) a material failure to pay Executive the compensation required by this Agreement; (iii) after a Change of Control, (a) relocation of Company’s headquarters more than thirty (30) miles outside of the Atlanta, Georgia, greater metropolitan area or (b) Company requiring Executive to be based more than thirty (30) miles from the Work Location at which Executive was based immediately prior to the Change of Control; (iv) after a Change of Control, the material reduction in the compensation and benefits provided to Executive under the employee benefit plans, programs, and practices in effect immediately prior to the Change of Control; (v) after a Change of Control, the insolvency or the filing by Company of a petition for bankruptcy of Company; or (vi) after a Change of Control, Company’s failure promptly to obtain an agreement from any successor or assignee of Company to assume and agree to perform Company’s obligations under this Agreement unless that successor or assignee is bound to the performance of this Agreement as a matter of law.

1.14Disability.  Executive’s inability as a result of physical or mental incapacity to substantially perform Executive’s duties for Company on a full-time basis, which inability lasts for a period of six (6) consecutive months.  The Board (or the Committee, if requested to do so by the Board) will be responsible for determining in good faith an Executive’s Disability based on the information received by the Board (or the Committee).

1.15Duties.  Duties of the type performed by Executive for Company during the twenty-four (24)

month period immediately prior to the Termination Date.

1.16Effective Date.  The date on which this Agreement becomes effective as set forth on the Signature Page.

1.17Equity Awards.  Stock options, restricted stock, restricted stock units, and other equity awards that may be granted under the Stock Incentive Plan.

1.18Executive.  As defined in the Preamble to this Agreement.

1.19Incumbent Directors.  The Persons who, at the Effective Date, constitute the Board, and any Person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Company in which that Person is named as a nominee for director, without written objection to that nomination); provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the United States’ Securities Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as defined in Section 3(a)(9) of the Act and as used in Section 13(d)(3) and 14(d)(2) of the Act) other than the Board, including by reason of any agreement intended to avoid or settle any such contest or solicitation, will be deemed an Incumbent Director; and provided further, that subject to the provisions of this Section 1.19, no Person will be deemed to be an Incumbent Director until that time as they take office as a director of Company.

1.20Invention.  Any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm, or computer program, and any improvements to any of the above.

1.21Parties.  Executive and Company.

1.22Performance-related Bonus. Executive’s performance-related annual cash bonus, calculated in a manner consistent with the terms of Company’s performance-related bonus plan and this Agreement.

1.23Person.  A natural person, or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, other business, non-business, charitable, or governmental entity, or governmental agency.

1.24Recoupment Policy.  A policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee as it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of those Acts, which policy is incorporated into this Agreement by this reference.

1.25Release.  A release of Company from any and all liabilities and claims of any kind substantially in the form attached as Schedule D to this Agreement, revised as necessary at the time of execution to comply with applicable law.

1.26  Restriction Period.  That period beginning on the Termination Date and ending on the later of (i) the date that is the twelve (12) month anniversary of the Termination Date or (ii) if severance payments become due to the Executive pursuant to Section 4.1, the date on which the last of those severance payments is due.

1.27Section 409A.  Section 409A of the Code.

1.28Stock Incentive Plan.  The Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended, or any successor plan to that plan.

1.29Subject Invention.  Any Invention that is conceived by Executive during the term of their employment with Company solely or jointly with others and: (i) relates to the actual or anticipated business, research, or development of Company; (ii) results from any work performed by Executive using any equipment, facilities, materials, Confidential Information, or Company personnel; or (iii) is suggested by or results from any task assigned to Executive by, or performed by Executive for or on behalf of, Company.

1.30Termination Date.  The date on which Executive’s employment with Company is terminated with or without Cause, for any reason or for no reason, upon the initiative of either Party.

1.31Work.  Any copyrightable work of authorship, including, without limitation, computer programs (including the contents of read-only memories), any technical descriptions for products, user’s guides, graphical works, audiovisual works, sound recordings, literary works, illustrations, advertising materials, and any contribution to those materials.

1.32Work Location.  Executive’s primary place of business as set forth on Schedule B, as may be changed by Company from time to time at the discretion of the Executive’s direct supervisor or the Board.

2.Employment.

2.1Position and Responsibilities.  As of the Effective Date, Company will continue to employ Executive, and Executive accepts continuing employment by Company, at the position set forth on Schedule B, and Executive will continue to report to the direct supervisor set forth on Schedule B, all in accordance with and subject to the terms set forth in this Agreement.  Executive will perform those responsibilities consistent with their position and those other duties as may be and previously have been determined from time to time by Company’s CEO, Executive’s direct supervisor (if different from the CEO), or the Board from time to time, and perform those responsibilities to the best of their ability while devoting their full business time to those responsibilities.  Executive will act in good faith to promote the interests of Company.  Executive may participate in those civic and charitable activities as Executive elects that do not meaningfully interfere with their duties for Company.  Executive will conduct themself in a business-like and professional manner as appropriate for their position and represent Company in a manner that complies with good business and ethical practices.  Executive will be subject to and abide by the written policies and procedures of Company applicable to executive personnel of Company, as adopted from time to time by Company and communicated to Executive.

2.2Executive’s Work Location.  Executive will work out of their Work Location set forth on Schedule B, which Work Location may be changed by Company from time to time at the discretion of Executive’s direct supervisor or the Board.

3.Compensation.  During the term of Executive’s employment with Company, the following compensation provisions will apply:

3.1Base Salary.  Company will pay to Executive the Base Salary, subject to all payroll and income tax withholdings and other authorized deductions, which Base Salary may be increased annually at the discretion of the Board or the Committee.

3.2Performance-Related Bonus.  Executive will be eligible to receive the Performance-related Bonus with a target opportunity equal to the Bonus Target Amount, subject to those terms and conditions as may be established by Company.  The Board or the Committee will determine the amount of the bonus, in its reasonable discretion, utilizing financial information reviewed or audited by Company’s independent auditors.  Company will pay the bonus in accordance with its policies in place from time to time, and the bonus will be subject to all payroll and income tax withholdings and other authorized deductions.

3.3Equity Awards.  Executive will be eligible to receive grants of Equity Awards.  The grants will have an annual value that reflects Executive’s position, duties, and responsibilities with Company and will be commensurate with grants to other executive officers of Company.  The grants may be performance-based, service-based, or any combination of them.  The Board or the Committee will determine, in its discretion, the form, vesting, forfeiture, and other terms and conditions of the grants.  Each grant of an Equity Award will be subject to the terms and conditions of the award agreement for that grant.

3.4Employee Benefits.  Executive will be eligible to participate in all employee benefit plans that Company provides for its employees at the executive level, including 401(k), deferred compensation, health care, life insurance, disability, and similar benefit plans. Concurrently with the execution by the Parties of this Agreement, the Parties will enter into an Indemnification Agreement, prepared by or at the direction of Company, under which Company will indemnify Executive to the full extent permitted by law and under Company’s Articles of Incorporation and Bylaws for and with respect to any claim, loss, or cause of action resulting from, arising out of, or in connection with Executive’s service as an officer, director, or employee of Company or any of its subsidiaries.  Company will ensure that Executive is covered under a directors and officers liability insurance policy in the same manner as other executive officers and directors of Company.

3.5Expenses.  Executive will be promptly reimbursed for expenses reasonably incurred in the performance of their executive duties in accordance with the written policies of Company in effect from time to time.

3.6Vacation.  Except as otherwise set forth on Schedule B or agreed to between the Parties in writing, Executive will be eligible for vacation each calendar year in accordance with the standard Company vacation policy.

3.7Recoupment of Compensation.  Performance-related Bonuses, other incentive compensation, and Equity Awards paid or granted to Executive, whether pursuant to this Agreement or otherwise, will be subject to those terms and conditions of any applicable Recoupment Policy.

4.Termination of Employment.

4.1Termination.  Executive’s employment under the terms of this Agreement will continue until it is terminated in writing by the Parties, or until Executive’s employment is terminated in accordance with the terms of this Agreement.  Either Company or Executive may terminate Executive’s employment at any time by written notice to the other, which, if given by Executive, will be given at least thirty (30) days prior to the Termination Date designated by Executive.   If Executive’s employment is terminated  (i) by Company for Cause, (ii) as a result of Executive’s Disability, or (iii) upon and as a result of Executive’s death, or if Executive terminates his employment other than for Constructive Termination, then Company’s obligations under this Agreement will cease as of the Termination Date; provided, however, that Executive (or their estate) will be entitled to (a) salary earned through the Termination Date, (b) any bonuses or other incentive compensation earned and payable under the terms of the applicable bonus or other incentive plan as of the Termination Date, and (c) benefits earned by or payable to Executive pursuant to the terms of any health, life insurance, disability, welfare, retirement, or other plan or program maintained by Company in which Executive participates or the terms of any Equity Award.  If Company terminates Executive’s employment other than pursuant to clauses (i) through (iii) of this Section 4.1, or if Executive terminates their employment as a Constructive Termination, Executive will be entitled to receive the severance payments provided in Section 4.2 (subject to the conditions set forth in Section 4.2).  Except as otherwise provided in this Agreement, if Executive’s employment is terminated and they are entitled to severance payments under this Section

4.1, then they will not be required to mitigate damages by seeking other employment, and any compensation or benefits they receive will not reduce the amount payable by Company under this Agreement.  The severance payments provided pursuant to Section 4.2 will be the only severance benefits payable to Executive by Company as a result of the termination of Executive’s employment, and Executive waives their rights (if any) to any severance benefits under any other plan or program of Company.

4.2Severance Payments.  Subject to the conditions set forth in the following sentence and the limitations set forth in the last sentence of this paragraph and in Section 4.5, if Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then the severance payments will comprise the following payments, subject to withholding of all applicable payroll and income taxes and other authorized deductions: (i) twelve (12) full months of Executive’s Base Salary, payable in twenty-four (24) equal semimonthly installments on Company’s regular payroll dates beginning on the first payroll date after the Release is executed and delivered to Company by Executive and becomes effective, (ii) twelve (12) monthly payments each of which is equal to the monthly costs of COBRA coverage for medical and dental coverage for Executive and their dependents (plus a tax gross-up on such COBRA payments) and the right to elect to participate in Company’s medical and dental coverages for that twelve (12) month period, and (iii) if that termination of Executive’s employment occurs on or within twenty-four (24) months following the date of a Change of Control, (a) a pro rata bonus for the year of termination (based on the number of days that have elapsed to the Termination Date), calculated at target performance level, less any bonus amount already paid or payable for that year, and (b) an additional annual bonus amount equal to the greater of Executive’s target bonus for the year of termination or Executive’s target bonus for the prior year, which bonus payments ((a) and (b) above) will be paid as a lump sum on the sixtieth (60th) day after the Termination Date.  Company’s obligation to make the severance payments under this Section 4.2 is subject to the conditions that (a) Executive executes and delivers to Company the Release within the time period specified in the Release, and the Release becomes effective, and (b) Executive complies with the restrictive covenants and post-termination obligations in Sections 8 through 11, inclusive.  If Executive dies after becoming entitled to severance payments under this Section 4.2, the severance payments under this Section 4.2 will continue for the lesser of six (6) months or the remainder of the twelve (12) month period referred to above.

4.3Treatment of Unvested Equity Awards.  Except as otherwise agreed in writing between Company (or its successor) and Executive, if a Change of Control occurs, any outstanding Equity Awards granted to Executive not yet vested as of that Change of Control will remain in effect in accordance with their terms (or Company may, without

Executive’s consent, substitute for those unvested Equity Awards an equity award with substantially equivalent value, terms, and conditions of the survivor, continuing, successor, or purchasing entity, or their parent).  If on or within twenty-four (24) months following the date of a Change of Control Executive’s employment is terminated under Section 4.1 entitling Executive to receive severance payments, then any outstanding unvested Equity Awards granted to Executive prior to that Change of Control (or any equity awards substituted for those Equity Awards) will fully vest (to the extent they have not otherwise vested) as of the date that the Release becomes effective.  If any performance period for an outstanding unvested Equity Award has not been completed as of the date of a Change of Control, then the target performance level for that Equity Award will be deemed to have been achieved as of the date of that Change of Control.

  The provisions of this Section 4.3 are, by this Agreement, deemed to be a part of, and where necessary, amend, each Equity Award agreement of Executive and to supersede any contrary provisions in each of those agreements.

4.4Section 409A Compliance.  This Agreement will at all times be interpreted and performed in accordance with the requirements of Section 409A.  The severance payments under Section 4.2 will be deemed separate payments for purposes of Section 409A, and those payments are in whole or in part intended to satisfy the “short-term deferral exception” and the “two-times pay” exception to Section 409A.  Notwithstanding any provision of this Agreement to the contrary, the timing of Executive’s execution of the Release will not, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, that payment will be made in the later taxable year.  Any action that may be taken (and, to the extent possible, any action actually taken) by Company will not be taken (or will be void and without effect) if that action violates the requirements of Section 409A.  Any provision in this Agreement that is determined to violate the requirements of Section 409A will be void and without effect.  In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth in this Agreement will be deemed to be set forth in this Agreement, and this Agreement will be administered in all respects as if that provision were expressly set forth.  Company will have the authority to delay the commencement of all or a part of the payments to Executive under Section 4 if Executive is a “key employee” of Company (as determined by Company in accordance with procedures established by Company that are consistent with Section 409A) to a date that is six (6) months and one (1) day after the Termination Date (and on that date the payments that otherwise would have been made during that six (6) month period will be made), but only to the extent that delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

4.5Limitations on Severance Payments.  Except as otherwise provided below, if it is determined that any right, payment, or other benefit under this Agreement to or for the benefit of Executive would result in Company’s payment of a “parachute payment” under Code Section 280G, in whole or part when aggregated with any other right, payment, or benefit to or for the Executive under all other agreements or benefit plans of Company, then, to the extent necessary to make those payments or benefits not “parachute payments” (but only to such extent and after taking into account any reduction relating to Section 280G under any other plan, arrangement or agreement), any right, payment, or benefit under this Agreement will not become payable.  The determination under this Section 4.5 will be made by a nationally recognized accounting firm selected by Company.  All determinations required to be made under this Section 4.5, including whether and which of the rights, payments, or benefits are required to be reduced, the amount of that reduction, and the assumptions to be utilized in arriving at that determination, will be made by that accounting firm.

5.Inventions.  By this Agreement, Executive irrevocably assigns to Company all of Executive’s rights to all Subject Inventions in the United States and all other countries and the right to claim priority in the Subject Inventions.

6.Patent Applications and Maintenance.  If Company elects to file one or more patent applications, either in the United States or in any foreign country, on a Subject Invention of which Executive is an inventor, Executive will sign all necessary documentation relating to the patent application(s), including formal assignments to Company, and will cooperate with attorneys or other Persons designated by Company to provide all information necessary for the prosecution of the patent application(s) in the United States and any foreign country.  Executive also will assist Company in every proper way to maintain its patents during and following the period of employment, including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any interference proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by Company.

7.Copyrights.

7.1Ownership by Company.  Any Works created by Executive in the course of Executive’s duties as an employee of Company are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code.  All right, title, and interest in and to copyrights in all Works that have been or will be prepared by Executive within the scope of Executive’s employment with Company will be the property of Company.  To the extent the provisions of Title 17 of the United States Code do not vest the copyrights to any Works in Company, Executive, by this Agreement, assigns to Company all right, title, and interest to copyrights Executive may have in the Works.

7.2Assistance to Company.  Executive will assist Company in every proper way to maintain Company’s copyrights during and following Executive’s period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any infringement suits or other litigation, as may be deemed necessary or advisable by Company.

8.Agreement Not to Solicit Customers.  During the term of Executive’s employment by Company, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, for the purpose of selling or providing any Competing Business, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any Company customer or prospective customer.  Further, during the Restriction Period, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, for the purpose of selling or providing any Competing Business, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any Company customer or potential customer: (i) with which Executive deals or has dealt on behalf of Company (ii) whose dealings with Company are or were coordinated or supervised by Executive; (iii) about which Executive obtains or obtained confidential information in the ordinary course of business as a result of Executive’s association with Company; or (iv) that receives or received products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within twenty-four (24) months prior to the Termination Date.

9.Agreement Not to Solicit Employees. During the term of Executive’s employment by Company and the Restriction Period, Executive will not, either directly or indirectly, on Executive’s behalf or on behalf of another Person, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any Company employee.

10.Non-Competition.  During Executive’s employment by Company, Executive will not work for any other Person (other than volunteering free time to a charitable organization), or engage in any other business activity that would interfere with the performance of Executive’s job responsibilities or that is in violation of policies established from time to time by Company, without Company’s prior written consent.  During Executive’s employment by Company, any money or other remuneration received by Executive for services rendered to a Company customer belong to Company.  Executive acknowledges that: (i) Company is engaged in the Company Business throughout the United States of America and internationally, with its principal place of business in Atlanta, Georgia, international offices in Europe and Asia, and customers throughout the United States of America and in multiple foreign countries; (ii) Executive possesses selective and specialized skills, knowledge, learning, and abilities relating to the Company Business, and Executive’s employment with Company involves further acquisition and development of such selective and specialized skills, knowledge, learning, and abilities; and (iii) Executive has and will have, during Executive’s employment with Company, access to Confidential Information.  In light of the above, during the Restriction Period, Executive will not, without Company’s prior written consent, perform in the United States of America, Europe, Asia, or any other geographic location in which Company is engaged in the Company Business, any Duties for, or that benefit, directly or indirectly, any Competing Business engaged in by a company listed or described on Schedule C to this Agreement.

11.Confidential Information.

11.1Non-disclosure and Non-use.  Except as reasonably necessary or appropriate in connection with Executive’s performance of Executive’s responsibilities for Company, Executive will not disclose Confidential Information to any Person or use or exploit (including reverse engineering, decompiling, or disassembling) Confidential Information.

11.2Exceptions.  Notwithstanding the foregoing, the non-disclosure restriction of Section 11.1 will not apply to any data or information: (i) that has been voluntarily disclosed to the public by Company, except where that disclosure has been made by Executive without authorization from Company; (ii) that has been independently developed and disclosed by others; or (iii) that otherwise has entered the public domain through lawful means.

11.3Duration.  Except as otherwise provided in this Section 11, the covenants of confidentiality, non-use, and non-exploitation set forth in this Section 11 will continue throughout the term of Executive’s employment with Company, and indefinitely following the Termination Date; provided that Executive’s non-disclosure obligations with respect to Confidential Information will terminate at such time as the data or information is no longer confidential.

11.4Notice Requirement.  Executive agrees to notify Company immediately if Executive learns of any unauthorized disclosure, use, or exploitation of Confidential Information by another Person.

12.Return of Property.  Upon termination of Executive’s employment with Company, Executive promptly will deliver to Company all Company property in their possession or control, including, but not limited to, all keys, credit cards, security cards, computers, computer software (including computer discs and storage devices of any kind), mobile phones, and other equipment or personal items provided by Company to Executive for use during Executive’s employment, together with all Company documents and all copies of those documents (both hard copy and electronically stored), written or recorded materials, plans, records, notes, files, drawings, or papers relating to the affairs of Company, including all notes or records relating to employees of Company.

13.Obligations to Others.  Except as may have been disclosed previously by Executive to Company,

Executive represents and warrants that Executive is not or was not a party to any agreement with any other Person that purports to require Executive to assign any Work or any Invention created, conceived, or first practiced by Executive during any period of time during which Executive has been or will continue to be an employee of Company, nor is Executive subject to any law, court order, or regulation that purports to require that assignment.  Further, Executive represents and warrants that Executive is not presently under any agreement that will prevent Executive from performing Executive’s duties for Company, and is not in breach of any agreement with respect to any confidential information, including trade secrets, owned by any other Person.  Executive will not disclose to Company any protected confidential information, including trade secrets, of any other Person.

14.Remedies.  Executive acknowledges that the covenants contained in Sections 5 through 13, inclusive, of this Agreement are of the essence of this Agreement, that each of those covenants is reasonable and necessary to protect the business, interests, and properties of Company, and that Company will suffer irreparable loss and damage if Executive breaches any of those covenants. Therefore, in addition to all other remedies provided by law, Company will be entitled to seek equitable relief in connection with any breach or contemplated breach of any of those covenants referred to above.  With respect to misappropriation of a “trade secret” as that term is defined under applicable law, Company’s remedies under this Agreement will be in addition to all other remedies provided by law or in equity.  The existence of any claim that Executive may have against Company will not constitute a defense to the enforcement by Company of the covenants contained in this Agreement.  Executive acknowledges that Executive’s breach of this Agreement may result in an immediate termination of Executive’s employment.

15.Notices.  A Party providing notice under this Agreement will provide that notice to the other Party in writing, addressed to the other Party at its address set forth on the Signature Page to this Agreement.  Notices to Company will be addressed to the attention of the Chief Executive Officer; provided, however, that if Executive is the Chief Executive Officer, notices will be addressed to the attention of the Chairman of the Board.  A notice provided under this Agreement will be deemed given upon receipt, if hand delivered in person or delivered by courier, or three (3) days after deposit in the U.S. mail, postage prepaid.  Either Party may change its address for receipt of notices by providing notice in accordance with this Section 15.

16.Miscellaneous.

16.1Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Georgia without reference to its conflict of laws rules.

16.2Dispute Resolution.  Exclusive venue for any dispute arising under or in connection with this Agreement will be in the Federal District Court for the Northern District of Georgia or the Superior Court of

Fulton County, Georgia.  By this Agreement, each Party expressly agrees that those courts will have personal jurisdiction and venue with respect to that Party, and each Party submits to the personal jurisdiction and venue of those courts and waives any objection based on inconvenient forum.

16.3Entire Agreement.  This Agreement constitutes the final, full, and exclusive expression of the Parties’ agreement with respect to:  (i) Executive’s position, responsibilities, and at-will status, compensation, prospective termination of employment, and severance, (ii) Inventions, (iii) Works, (iv) customer non-solicitation, (v) employee non-solicitation, (vi) non-competition, (vii) Confidential Information, (viii) and agreements between Executive and Persons other than Company, and this Agreement supersedes all prior agreements, understandings, writings, proposals, representations, and communications, oral or written, with respect to that subject matter, including any prior Executive Employment Agreement, Severance and Non-Competition Agreement, or similar agreement between the Parties; provided, however, that any such prior Executive Employment Agreement or Non-Competition Agreement, or similar prior agreement, letter, or other document, will remain in effect to the limited extent necessary to enable either Party to pursue remedies against the other Party for a breach by the other Party prior to the Effective Date of the terms of that prior agreement, letter, or other document.  This Agreement does not supersede Company rules, regulations, and policies, including those contained in Company’s employee handbook and other Company documents provided by Company to Executive from time to time, except to the extent inconsistent with this Agreement.

16.4Invalidity of Provisions.  The provisions of this Agreement are severable.  If for any reason a court finds that any provision in this Agreement is unenforceable in whole or in part, including if a court finds that a restrictive covenant set forth in any of Sections 8 through 11, inclusive, does not comply with applicable law in terms of the geographic area, duration, or scope of the covenant, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties, and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

16.5Amendments; Waiver.  This Agreement may be amended or modified, in whole or in part, only by a written amendment signed by Executive and, on behalf of Company, by an officer of Company acting with specific authorization and approval of the Board or the Committee, and no term of this Agreement may be waived except in a written wavier signed by the Party waiving the benefit of that term (and in the case of Company, with the specific authorization of the Board or the Committee).  No failure on the part of either Party to exercise any right will operate as a continuing waiver of that right or a waiver of that Party’s right to exercise the same, a similar, or any other right in the future.

16.6Assignment; Binding Effect.  Neither Party has the right to assign its rights or delegate its duties under this Agreement; provided, however, that Company has the right to assign its rights and delegate its duties under this Agreement to a Person or Persons that purchase all or substantially all of the assets or stock of Company.  Any attempt to assign or delegate in violation of the foregoing restrictions will be null and void.  This Agreement will binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and permitted assignees.

16.7Headings; Personal Pronouns.  The section headings in this Agreement are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of all or any portion of this Agreement.  Plural personal pronouns such as “they” and “their” sometimes are used in this Agreement as substitutes for singular personal pronouns in order to avoid having to use gender specific personal pronouns such as “he” or “his” or “she” or her.”

16.8Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

16.9Representation of Authority.  The official executing this Agreement on behalf of Company represents and warrants that they have the requisite authority to do so and fully bind Company.

16.10Employee At-Will.  Except to the extent that Executive has a separate written agreement with Company establishing or confirming that Executive is not an at-will employee, Executive is an at-will employee, whose employment with Company may be terminated with or without Cause, for any reason or no reason, by either Party, but subject to any notice requirements and post-termination obligations of the Parties provided for in this Agreement.

16.11Legal Fees and Expenses.  Each Party will be responsible for its or their own costs, fees, and expenses, including attorney’s fees and expenses, in connection with any dispute arising out of the subject matter of this Agreement; provided, however, that if Executive’s employment is terminated after a Change of Control (i) by Company without Cause or (ii) by Executive as a result of a Constructive Termination, Executive will be entitled to recover from Company their reasonable attorneys’ fees and expenses incurred in connection with any dispute relating to Executive’s enforcement of their rights related to that termination to the extent that Executive prevails in a material manner with respect to that dispute.

SCHEDULE B   POSITION AND CERTAIN COMPENSATION INFORMATION

Name of Executive:  Linda Pinne

Executive’s Direct Supervisor:  Dennis B. Story

Executive’s Job Title:  Senior Vice President, Global Corporate Controller and Chief Accounting Officer

Executive’s Work Location:  2300 Windy Ridge Parkway, 10th Floor, Atlanta, Georgia

Base Salary (Semimonthly):  $10,000; Base Salary (annualized):  $240,000

Bonus Target Amount:  $80,000

Vacation Days (Number to Be Accrued per Calendar Year):  20

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SCHEDULE C   NON-COMPETE COMPANY LIST

Accellos

Aldata

American Software

ANT USA

Ariba

Capgemini

ChainLogic

Cloud Logistics

DemandTec

Dematic

Descartes

enVista

Epicor

Genco

GT Nexus

Highjump

HK Systems

IBM

I LOG

Idhasoft

Infor

Intelligrated

Innocept Solutions

ICCG

Irista

JDA

JustEnough

Kewill

Lean Logistics

LogFire

Logility

MercuryGate

Nistevo

ONE Network Enterprises

Oracle

Red Prairie

Retalix

SAP AG

SAS

Scott Sheldon Group

Swisslog

Tomax/Demandware

Transplace

TXT e-Solutions

TZA

Any company, or division of any company, operating under or doing business as any trade name listed above or as any trade name or legal name substantially similar to any name listed above.

Any company owned or formed by or on behalf of Employee.

Any affiliate, including any direct or indirect parent, subsidiary, or sister company, of any company listed or described above.

Any successor company to any company listed or described above.

Any company acting as authorized reseller, partner, or agent of any company listed or described above.

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SCHEDULE D   RELEASE

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Release”) is entered into as of the “Signature Date” as set forth below by and between Manhattan Associates, Inc., a Georgia corporation (“Company”), and the undersigned “Executive,” with reference to the following facts:

A.Pursuant to the terms of that certain Executive Employment Agreement (the “Employment Agreement”) between the Parties, dated as of [date], Executive is entitled to severance payments upon the termination of Executive’s employment with Company under certain circumstances, subject to the conditions that Executive executes and delivers to Company this Release within the time period specified in this Release and this Release becomes effective, that Executive complies with the restrictive covenants set forth in the Employment Agreement.

B.Executive and Company desire to enter into this Release in order to resolve any disputes regarding, or relating to, Executive’s employment with, and termination of employment with, Company, and other matters as set forth in this Release, and so that Executive may satisfy the condition regarding execution and delivery of this Release referred to above.

In consideration of Company’s obligations to make the severance payments under the Employment Agreement, Company and Executive agree as follows:

1.Contents of Release.  This Release consists of this Signature Page and attached Schedule A (“General Terms and Conditions”), which is incorporated into this Release by reference.

2.Definitions.  Except as otherwise defined in this Release, capitalized terms will have the meanings set forth in Section 1 of Schedule A entitled “Definitions.”

THIS RELEASE WILL BECOME EFFECTIVE WHEN AND IN ACCORDANCE WITH THE PROVISIONS OF THIS RELEASE AND ONLY AFTER IT HAS BEEN SIGNED BY BOTH PARTIES BELOW.

IN WITNESS WHEREOF, the Parties have executed this Release on the date(s) set forth below.

EXECUTIVE	COMPANY

Linda C. Pinne 12 Highland Park Lane NE Atlanta, GA 30306	Manhattan Associates, Inc. 2300 Windy Ridge Parkway, Tenth Floor Atlanta, GA 30339
/s/ Linda C. Pinne EXECUTIVE SIGNATURE	/s/ Eddie Capel AUTHORIZED SIGNATURE
Linda C. Pinne NAME PRINTED	Eddie Capel, President and CEO NAME & TITLE PRINTED
January 28, 2016 SIGNATURE DATE	January 28, 2016 DATE

Agreement and General ReleaseD-1Revised December 17, 2012

SCHEDULE A   GENERAL TERMS AND CONDITIONS

1.Definitions.  Except as otherwise specified in this Release, the definitions of the capitalized terms set forth in this Section 1 will apply with respect to the entire Release.

1.1Company.  As defined in the Preamble to this Release; provided, however, where the context reasonably requires (e.g., in the release provisions of Section 4.1), “Company” also will include Manhattan Associates, Inc.’s affiliates and assigns.

1.2Effective Date.   The date on which this Release becomes effective, which will be the date that is exactly eight (8) days following the Signature Date, unless this Release has been revoked by Executive prior to that date in accordance with the provisions of Section 3 of this Release.

1.3Employment Agreement.  As defined in Recital A to this Release.

1.4Executive.  As defined in the Preamble to this Release.

1.5Executive’s Related Persons.  Executive’s heirs, executors, administrators, beneficiaries, assigns, agents, representatives, attorneys, and successors, and any other persons acting or purporting to act on behalf of, or in the name of, or asserting claims by, on behalf of, or through Executive, and the successors and assigns of those Persons.

1.6Parties.  Executive and Company.

1.7Person.  A natural person, or a corporation, partnership, limited partnership, joint venture, limited liability company, trust, other business, non-business, charitable, or governmental entity, or governmental agency.

1.8Plan.  A Company employee benefit plan, within the meaning ERISA Section 3(3), and any other employee benefit program, agreement, policy or commitment sponsored by, contributed to, or maintained by Company.

1.9Plan Related Parties.  All Persons now or previously affiliated with, or that may in the future affiliate with, a Plan in any manner whatsoever, and all of those Persons’ Representatives (if applicable), attorneys, actuaries, accountants, fiduciaries, administrators, administrative committees or other committees, trustees, and representatives.

1.10Release.  This Release.

1.11Representatives.  With respect to a company, its shareholders, owners, members, directors, managers, officers, employees, agents, representatives, contractors, and trustees.

1.12Separation Date. The date on which the termination of Executive’s employment occurs within the meaning of the Employment Agreement.

1.13Signature Date.  The date on which Executive signs this Release.

2.Payments to Executive.  In addition to the compensation and benefits to which Executive is entitled based on his employment with Company, whether provided for in the Employment Agreement or otherwise, and subject to the terms and provisions of this Release and the Employment Agreement, Executive will, as additional consideration that the Parties agree is significant and substantial, receive severance payments in accordance with the terms of Section 4 of the Employment Agreement.  Those additional consideration payments will be subject to all payroll and income tax withholdings and other authorized deductions.

3.Consideration Period; Right of Revocation by Executive.  Except as otherwise agreed to by Company in writing, Executive must sign this Release within twenty-one (21) calendar days of the date (no earlier than the Separation Date) on which Company provides a copy of this Release to Executive for consideration, and promptly deliver the signed Release to Company at the address set forth below, and Executive then must not revoke this Release in accordance with the following sentence, in order for this Release to become effective and for Executive to be entitled to the severance payments in accordance with Section 4 of the Employment Agreement.  Executive has seven (7) days from the Signature Date to revoke this Release by delivering written notice of revocation to the address set forth below, and, if they do so, this Release will be null and void in its entirety and of no force or effect.  If not revoked within that seven (7) day period, this Release will become effective, binding, and irrevocable as of the Effective Date.  No severance payments will be paid until after the seven (7) day revocation period has expired.  The address for delivery of the Release or delivery of a notice of revocation is:

Manhattan Associates, Inc.
2300 Windy Ridge Parkway, Tenth Floor
Atlanta, Georgia 30339
Attention:  Chief Human Resources Officer*

*If Executive is the Chief Human Resources Officer, then Executive must deliver the Release or notice to the attention of the Chief Legal Officer.

4.General Release by Executive; Covenant Not To Sue.

4.1Release.  Except as specifically provided in Section 5 below, for and in consideration of the additional consideration to be provided to Executive by Company pursuant to Section 4 of the Employment Agreement, the sufficiency of which Executive acknowledges, Executive does by this Release, for and on behalf of Executive and the Executive Related Persons, fully and finally release, acquit, and forever discharge Company and its Representatives, all Company Plans, and all Plan Related Parties, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses, or compensation that Executive or Executive’s Related Persons now have, or may have, or may in the future claim to have had as of the

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Signature Date, whether developed or undeveloped, anticipated or unanticipated, or known or unknown, based on any acts, omissions, transactions, or occurrences whatsoever occurring prior to or up until the Signature Date, and specifically, but not by way of limitation, from those claims that are, arise by reason of, are in any way connected with, or are or may be based in whole or in part on the employment relationship between Executive and Company, including, without limitation, (i) those claims arising under any foreign, federal, state, county, or municipal fair employment practices act or any law, ordinance, or regulation promulgated by any foreign, federal, state, county, municipal, or other state subdivision; (ii) those claims for breach of duty or implied covenant of good faith and fair dealing; (iii) those claims for interference with or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships, or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 or the Civil Rights Act of 1991 or 42 U.S.C. §1981; (x) those claims arising under the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988, or the Older Workers’ Benefit Protection Act; (xi) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xii) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xiii) those claims arising under or in reliance on any statute, regulation, rule, or ordinance (local, state, or federal); (xiv) those claims arising under ERISA or the Family and Medical Leave Act; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

4.2Covenant Not to Sue.  Except to the extent that right may not be waived by law, Executive will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any claim released or waived under Section 4.1 above.  This “covenant not to sue” does not, however, prevent or prohibit Executive from later filing a lawsuit challenging the validity of the release of claims under the Age Discrimination in Employment Act.  While Executive’s right to seek such a judicial determination by a court is not waived by this Release, the severance payments provided to Executive under Section 4 of the Employment Agreement may serve as restitution, recoupment, or setoff if Executive prevails on the merits of their claim.  In addition, even though Executive has released all claims Executive may have for employment discrimination arising before the Signature Date, this “covenant not to sue” does not prevent or prohibit Executive from filing any administrative complaint or charge against any of the released Persons with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor.  Executive can file such an administrative complaint or charge, but, as a result of signing this Release, Executive will have no right to recover monetary damages or obtain individual relief of any kind in a proceeding involving such a complaint or charge for claims released in the general release provision in Section 4.1.

5.Limitation of Release by Executive.  Notwithstanding the provisions of Section 4, the waiver of benefits and claims contained in Section 4 does not include a waiver of the right to payment of (i) any vested, nonforfeitable benefits to which Executive or a beneficiary of Executive may be entitled under the terms and provisions of any (a) Company Plan that have accrued as of the Separation Date (including without limitation any rights to elect continuing group health plan coverage pursuant to ERISA) (b) other plan, program, agreement, or arrangement under which Executive is covered as of his Separation Date and is entitled to payments or benefits, and (c) stock option, restricted stock, restricted stock unit, stock appreciation right, or other equity compensation rights previously granted to Executive and vested as of the Signature Date, (ii) any unpaid base salary for employment through the Separation Date pursuant to Section 3.1 of the Employment Agreement, (iii) any earned and accrued but unpaid bonus (if any) pursuant to Section 3.2 of the Employment Agreement, (iv) any unpaid expenses incurred on or before his Separation Date that are reimbursable in accordance with Section 3.5 of the Employment Agreement, (v) payment (if any) for accrued and unused vacation under Section 3.6 of the Employment Agreement pursuant to any Company policy providing for such payment, and (vi) the consideration to be paid to Executive under Section 4 of the Employment Agreement.  All other claims for any other benefits or compensation are waived by this Release, except those expressly stated in the preceding sentence.  The waiver of benefits and claims contained in the general release in Section 4.1 does not include a waiver of any rights accruing after the Signature Date.  Nothing in this Release will be construed to limit Executive’s entitled rights to director or officer indemnification and related director or officer liability insurance.

6.Non-Solicitation, Non-Competition, and Confidential Information; Return of Property.

6.1Compliance with Restrictions.  For and in consideration of the additional consideration to be provided to Executive by Company pursuant to Section 4 of the Employment Agreement, Executive will continue to comply with the provisions set forth in Sections 8 through 11, inclusive, of the Employment Agreement for any respective periods set forth in the Employment Agreement, which Sections are incorporated into this Release by reference.  As provided in the Employment Agreement, if a court of competent jurisdiction determines that any of the restrictions set forth in those Sections of the Employment Agreement or the application of those restrictions is unenforceable in whole or in part

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because of the duration or scope of those restrictions, the court in making that determination will have the power to reduce the duration or scope of that provision to the extent necessary to make it enforceable, and the restriction in its reduced form will be valid and enforceable to the full extent permitted by law.

6.2Return of Property.  Executive represents that Executive has not destroyed and has returned or will return to Company on or before the Effective Date any and all Company property in their possession or control, including, but not limited to, all keys, credit cards, security cards, computers, cellular telephones, computer hardware and software (including computer discs and storage devices of any kind), and other personal items or equipment provided to Executive by Company for use during Executive’s employment, together with all Company documents and all copies of those documents (both hard copy and electronically stored information), written or recorded materials, plans, records, notes, files, drawings, or papers relating to the affairs of Company, including in particular all notes or records relating to employees of Company.  Executive will not take, and Executive certifies that Executive has not taken with them or retained in any manner, copies of any Company documents, whether in electronic or hard copy form, without the express written authorization of Company on or after the Separation Date.

7.Violations of Release by Executive.  If Executive takes an action, or omits to take any action, that results in a violation of the terms of this Release, then Company’s obligation to make the severance payments contemplated in Section 2 of this Release will be void, and Executive will repay to Company promptly the value of any such consideration paid by Company to Executive (except any amounts Company agrees in writing that Executive may retain).

8.Confidentiality.

8.1Non-Disclosure by Executive.  Except to the extent this Release already has been disclosed publicly by Company, Executive will not disclose the contents and terms of this Release to any Person except (i) as required by law, (ii) as required to obtain legal or tax preparation advice, or (iii) to Executive’s spouse.  Executive further agrees that if at any time after the Effective Date it is established that Executive has violated the terms of this confidentiality provision, it will constitute a material breach of this Release, and Company, in addition to any other rights it may have at law or in equity, will have the right to seek injunctive relief restraining Executive from further violations.  Executive acknowledges that Company has relied on Executive’s covenant of confidentiality set forth in this Section 8.1 in agreeing to pay the severance payments.

8.2Non-Disclosure by Company.  Except to the extent otherwise required by law or regulation or by financial reporting requirements, Company will not disclose to any Person (other than its Representatives on a need-to-know basis) the existence or terms of this Release.

9.Nondisparagement.  Each of the Parties will refrain from publicly or privately making any disparaging or defamatory remarks about or directing any disparaging or defamatory conduct towards the other, and Executive will refrain from publicly or privately making any disparaging or defamatory remarks or directing any disparaging or defamatory conduct towards any Person released under this Release.  The foregoing restriction prohibits making or engaging in disparaging or defamatory remarks or conduct to any: (i) member of the general public; (ii) employees, customers, vendors, suppliers, or potential customers of Company; or (c) members of the press or other media.  The foregoing non-disparagement provision do not apply on occasions where either Party is subpoenaed or ordered by a court or other governmental authority to testify or give evidence or to conduct litigation or give testimony in the context of enforcing the terms of this Release.  The foregoing non-disparagement provision does not apply on occasions where either Party provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.  Nothing in this Section is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law or providing truthful compelled testimony under oath.

10.Knowing and Voluntary Waiver of Rights.  Executive agrees and acknowledges that they carefully have reviewed, studied, and thought over the terms of this Release, and that all questions concerning this Release have been answered to their satisfaction.  Executive further acknowledges and agrees that they have had the opportunity to keep this Release in their possession for at least twenty-one (21) days, and that they have had the opportunity to consider and reflect on the terms of this Release before signing it, that they knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that they were not coerced, pressured, or forced in any way by Company or anyone else to accept the terms of this Release, that the decision to accept the terms of this Release was entirely their own, that they were advised in writing to consult with an attorney prior to executing this Release and prior to the Signature Date, and that they have had the opportunity to consult with an attorney concerning this Release. Executive also acknowledges that no promises or inducements to enter into and execute this Release have been offered or made except those that are specifically set out in this Release, and that they were not coerced or forced to enter into and execute this Release.

11.Final Resolution; No Indication of Fault.  This Release is intended to fully, completely, and forever resolve all disputes or potential disputes based on

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events, omissions, or acts occurring on or prior to the Signature Date as well as all other issues or claims in any way arising out of or connected with the employment of Executive with the Company through and including the Signature Date.  The signing of this document is not to be construed as an admission of any liability or fault by Company or by Executive.

12.Miscellaneous.

12.1Applicable Law.  This Release will be governed by and construed in accordance with the laws of the State of Georgia, without reference to its conflict of laws rules.

12.2Dispute Resolution.  Exclusive venue for any dispute arising under or in connection with this Release will be in the Federal District Court for the Northern District of Georgia or the Superior Court of Fulton County, Georgia.  By this Release, each Party expressly agrees that those courts will have personal jurisdiction and venue with respect to that Party, and each Party submits to the personal jurisdiction and venue of those courts and waives any objection based on inconvenient forum.

12.3Entire Agreement.  This Release constitutes the final, full, and exclusive expression of the Parties’ agreement with respect to its subject matter, and it supersedes all prior agreements, understandings, writings, proposals, representations, and communications, oral or written, with respect to that subject matter.

12.4Invalidity of Provisions.  The provisions of this Release are severable.  If for any reason a court finds that any provision in this Release is unenforceable in whole or in part, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties, and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

12.5Amendments; Waiver.  This Release may be amended or modified, in whole or in part, only by a written amendment signed by Executive and, on behalf of Company, by an officer of Company acting with specific authorization and approval of Company’s Board of Directors of the Board’s Compensation

Committee, and no term of this Release may be waived except in a written wavier signed by the Party waiving the benefit of that term (and in the case of Company, with the specific authorization of the Board or the Committee).  No failure on the part of either Party to exercise any right will operate as a continuing waiver of that right or a waiver of that Party’s right to exercise the same, a similar, or any other right in the future.

12.6Assignment; Binding Effect.  Neither Party has the right to assign its rights or delegate its duties under this Release, and any attempted assignment or delegation will be void; provided, however, that Company has the right to assign its rights and delegate its duties under this Release to a Person or Persons that purchase all or substantially all of the assets or stock of Company.  Any attempt to assign or delegate in violation of the foregoing restrictions will be null and void.  This Release will binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and permitted assignees.

12.7Headings; Personal Pronouns.  The section headings in this Release are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of all or any portion of this Release.  Plural personal pronouns such as “they” and “their” sometimes are used in this Release as substitutes for singular personal pronouns in order to avoid having to use gender specific personal pronouns such as “he” or “his” or “she” or her.”

12.8Counterparts.  This Release may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

12.9Representation of Authority.  The official executing this Release on behalf of Company represents and warrants that they have the requisite authority to do so and fully bind Company.

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